FOR IMMEDIATE RELEASE

MEDIA CONTACT:                      STOCKHOLDER CONTACT:
Mary Ann Susco                      Marco Acosta
212-850-1382                        212-850-1333
suscom@jwseligman.com               acostam@jwseligman.com

  TRI-CONTINENTAL CORPORATION (NYSE: TY) ANNOUNCES SECOND QUARTER DISTRIBUTION

          Elects Four Directors at 78th Annual Meeting of Stockholders

NEW YORK, May 15, 2008 - The Board of Directors of Tri-Continental Corporation (NYSE: TY) today declared a second quarter distribution of $0.540 per share of Common Stock and $0.625 per share of Preferred Stock. Distributions on Common Stock will be paid on June 19, 2008 to Common Stockholders of record on June 10, 2008, and distributions on Preferred Stock will be paid on July 1, 2008 to Preferred Stockholders of record on June 10, 2008. The ex-dividend date for both the Common Stock and for the Preferred Stock is June 6, 2008. Common Stockholders may elect to receive all or a portion of their distribution in additional shares.

The $0.540 per share distribution on the Common Stock is in accordance with the Corporation's distribution policy, which calls for quarterly distributions to Common Stockholders equal to 2.75% of the net asset value (NAV) attributable to the Corporation's Common Stock at the end of the prior calendar quarter (or approximately 11% annually), consisting of distributions of income, and one or both of net realized capital gains and return of capital.

Common Stockholders have four payment options on how they may elect to receive their quarterly distributions: o 100% of distribution to be invested in additional shares of Tri-Continental o 75% of distribution to be invested in additional shares, 25% of distribution to be paid in cash o 50% of distribution to be invested in additional shares, 50% of distribution to be paid in cash o 100% of distribution to be paid in cash

Stockholders may change their payment election at any time by contacting their financial advisor or Stockholder Services at 800-TRI-1092.

                                    - more -

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Tri-Continental Corporation also held its 2008 Annual Meeting of Stockholders today in Baltimore, Maryland. Stockholders were asked to vote on two recommendations: the election of four Directors and the ratification of Deloitte & Touche LLP as auditors for 2008.

The four Directors elected at the meeting are Dr. Maureen Fonseca, Ms. Betsy S. Michel, Mr. James N. Whitson, and Mr. Brian T. Zino whose current terms would have expired at the 2008 Annual Meeting. Their new terms will expire in 2011.

Stockholders also ratified the appointment of Deloitte & Touche LLP as independent auditors of Tri-Continental for 2008. Deloitte & Touche LLP and its predecessor firms have been auditors for Tri-Continental since its inception in 1929.

Tri-Continental Corporation is one of the nation's largest, diversified, publicly traded closed-end equity investment companies and has paid dividends for 64 consecutive years. The Corporation is managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds.

The net asset value of shares may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. Tri-Continental Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

Distributions by the Corporation under its new distribution policy may include a return of capital. A return of capital is not net profits of the Corporation (i.e., a return on your investment) but instead a return of a portion of your original investment.

There is no guarantee that the Corporation's investment goals/objectives will be met, and you could lose money.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information) may be obtained by calling 800-TRI-1092. The prospectus should be read carefully before investing in the Corporation

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